Exhibit 3.2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

FUNDRISE EREIT, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (together with the schedules attached hereto, this “Agreement”) of Fundrise eREIT, LLC, a Delaware limited liability company (the “LLC”) is entered into effective as of the 16th day of October 2025, by Rise Companies Corp., a Delaware corporation, as the sole equity member (the “Member”).

Recitals

The LLC was formed on October 16th, 2025, pursuant to a Certificate of Formation filed under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”).

The Member enters into this Agreement to set forth the purposes of the LLC and to provide for the continued organization and administration of the LLC.

The Member hereby enters into this Agreement pursuant to the following terms and conditions:

Terms of Agreement

1. Name. The name of the LLC is Fundrise eREIT, LLC. The Member may change the name of the LLC from time to time.

2. Purpose and Powers. The purposes of the LLC shall be to engage in any lawful business permitted by the Act or laws of any jurisdiction in which the LLC may do business and to enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the business of the LLC as contemplated by this Agreement. Subject to all of the provisions of this Agreement, the LLC shall have the power to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purposes of the LLC, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the LLC, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Act.

3. Mailing Address of the Member. The mailing address of the Member is set forth on Schedule A hereto.

4. Management by Manager. Responsibility for the management of the business and affairs of the LLC shall be vested in any individual or entities (or multiple individuals or entities) as appointed in writing by the Member (the “Managers”). The Managers shall be vested with the full authority of a “manager” under the Act. Without limiting the Managers’ authority under the preceding sentence, the Managers (acting on behalf of the LLC) shall have all right, power and authority to manage, operate, and control the business and affairs of the LLC and to do or cause to be done any and all acts, at the expense of the LLC, deemed by the Managers to be necessary or appropriate to effectuate the purposes of the LLC including, but not limited to, any actions related to the LLC’s purchase, acquisition, ownership, management, operation, leasing, hypothecation, mortgage or pledge of real or personal property acquired by the LLC, the Member or any of their affiliates, or the incurrence of indebtedness by the LLC, including any debt financing in connection with the acquisition of such property and any refinancing thereof. The Managers may delegate such authority to manage the LLC to such individuals or other entities as the Managers from time to time may designate and may revoke any such delegation at any time. In addition, any officer of a Managers shall be authorized to exercise the authority of the Managers hereunder in the name of, on behalf of and for the Managers. The Member may replace the Managers at any time and from time to time by providing written notice of such removal and replacement. An initial list of Managers is set forth on Schedule A attached hereto. In addition, the Manager may delegate signatory authority to certain individuals, each of whom shall be named on Schedule A hereto.

5. Term. The LLC shall dissolve, and its affairs shall be wound up at the election of the Member or upon the occurrence of an event of dissolution under the Act; provided, that upon the occurrence of an event of dissolution under the Act, the Member may elect to continue the LLC to the extent permitted under the Act.

6. Capital Contributions. Concurrent with the formation of the LLC, the Member has made an initial contribution to the capital of the LLC. Except to the extent required under the Act, the Member shall not be required to make any additional contributions to the capital of the LLC.

7. Limitation on Liability; Indemnification. Except as otherwise provided in the Act, the debts, obligations, and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations, and liabilities of the LLC. None of the Member, the Managers or any officers, employees or agents of the LLC or the Member shall be obligated personally for any debt, obligation, or liability of the LLC solely by reason of his, her or its status as such Member, Manager, officer, employee or agent. The failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Member, the Managers or the officers, employees or agents of the LLC or the Member for liabilities of the LLC. The LLC shall indemnify and hold harmless the Member, the Managers and any officers, employees and agents of the LLC or the Member (individually, in each case, an “Indemnitee”), to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the LLC, regardless of whether the Indemnitee continues to be the Member, a Manager or an officer, employee or agent, at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee (a) for any breach of the Indemnitee’s duty of loyalty to the LLC or the Member or (b) for acts or omissions which involve intentional misconduct, gross negligence or a knowing violation of law.

8. Distributions. The Managers from time to time shall determine the amount of cash and other property of the LLC that is not reasonably necessary for the operation of the LLC and is available for distribution to the Member, and shall cause the LLC to distribute such cash and property to the Member, subject to the Act. Except as otherwise required by the Internal Revenue Code of 1986, as amended, all items of income, gain, loss, deduction and credit as determined for book and federal income tax purposes shall be allocated by the Member as he, she or it may deem appropriate in his, her or its sole discretion.

9. Tax Characterization. It is the intention of the LLC to be disregarded as an entity separate from the Member for federal and all relevant state and local income tax purposes, and, solely for such purposes, the activities of the LLC shall be deemed to be activities of the Member. All provisions of this Agreement are to be construed so as to preserve such tax status.

10. Assignment of Interest. The Member from time to time may assign or transfer all or any part of his, her or its interest in the LLC, including granting security interests in such interest.

11. Winding Up and Distribution Upon Dissolution. Upon dissolution of the LLC, the Managers shall wind up the business and affairs of the LLC, and shall cause all property and assets of the LLC to be distributed as follows: (a) first, all of the LLC’s debts, liabilities, and obligations, including any loans or advances from the Member, shall be paid in full or reserves therefor shall be set aside; and (b) any remaining assets shall be distributed to the Member.

12. Amendments. The Member at any time, and from time to time, may amend this Agreement by executing a written amendment.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof), including without limitation the Act.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Member has duly executed this Limited Liability Company Agreement as of October 16th, 2025.

Rise Companies Corp., a Delaware corporation

By:	/s/ Brandon Jenkins
Name: Brandon Jenkins
Title: Chief Operating Officer

[Signature Page to Limited Liability Company Agreement]

SCHEDULE A

Members, Manager, and Authorized Signatories List

Effective as of October 16th, 2025

Member Name	Member Address	Limited Liability Company Interest
Rise Companies Corp.	11 Dupont Circle NW, 9th FL Washington, DC 20036	100%

Manager Name	Manager Address
Fundrise Advisors LLC	11 Dupont Circle NW, 9th FL Washington, DC 20036

Authorized Signatory	Signatory Address
R. Whitaker Booth	11 Dupont Circle NW, 9th FL Washington, DC 20036
Benjamin Miller	11 Dupont Circle NW, 9th FL Washington, DC 20036
Brandon Jenkins	11 Dupont Circle NW, 9th FL Washington, DC 20036
Bjorn Hall	11 Dupont Circle NW, 9th FL Washington, DC 20036
Alison Staloch	11 Dupont Circle NW, 9th FL Washington, DC 20036